                                 BOOMTOWN, INC.

EXHIBIT 11.1 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (LOSS) OF THE COMPANY

                                                        Three Months Ended           Nine Months Ended
                                                             June 30,                     June 30,
                                                       1995           1996          1995            1996
                                                    --------------------------   --------------------------
Net income (loss) applicable to Common Stock       $(1,849,219)  $(30,826,491)  $(1,212,066) $(31,135,106)
                                                   -----------   ------------   -----------  ------------
Weighted average shares outstanding                  9,228,726      9,251,482     9,226,643     9,243,243

Net effect of dilutive stock options based
   on the treasury stock method using
   the average market price                                 --             --            --            --
                                                   -----------   ------------   -----------  ------------
Total weighted average shares outstanding            9,228,726      9,251,482     9,226,643     9,243,243
                                                   -----------   ------------   -----------  ------------
                                                   -----------   ------------   -----------  ------------
Net income (loss) per share of Common Stock        $     (0.20)  $      (3.33)  $      (.13) $      (3.37)
                                                   -----------   ------------   -----------  ------------
                                                   -----------   ------------   -----------  ------------



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